Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:

Carolyn Beaver	Rachel Kennedy
Senior Vice President and Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

Sequenom Announces Private Exchange Transactions Regarding Outstanding Convertible Senior Notes

SAN DIEGO, Calif. – June 4, 2015 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, announced today that it has entered into separate, privately negotiated exchange agreements with certain holders of its outstanding 5.00% Convertible Senior Notes due 2017 issued on September 17, 2012 (the “Existing Notes”) pursuant to which Sequenom will exchange $85 million in aggregate principal amount of the Existing Notes for $85 million in aggregate principal amount of new 5.00% Convertible Exchange Senior Notes due 2018 (the “New Notes”). Following the closing of these transactions, $45 million in aggregate principal amount of the Existing Notes will remain outstanding with terms unchanged. The exchange is expected to close on June 9, 2015, subject to customary closing conditions.

The New Notes will accrue interest at an annual rate of 5.00%, payable semi-annually in arrears in cash on April 1 and October 1 of each year, beginning October 1, 2015. The New Notes will mature on January 1, 2018, unless previously repurchased or exchanged in accordance with their terms prior to such date.

The New Notes are convertible at any time prior to the third trading day immediately preceding the maturity date, at the option of the holders, into shares of the Company’s common stock (the “Common Stock”). Subject to compliance with certain conditions, the Company has the right to mandatorily convert the New Notes if the last reported sales price of the Common Stock equals or exceeds 115% of the applicable conversion price of the New Notes for at least 20 trading days during the 30 consecutive trading day period ending within five trading days immediately prior to the date on which the Company delivers a mandatory conversion notice.

The conversion rate is initially 216.0644 shares of Common Stock per $1,000 principal amount of New Notes (equivalent to an initial conversion price of approximately $4.63 per share of Common Stock), and will be subject to adjustment upon the occurrence of certain events. In addition, holders of the New Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture), whose New Notes are converted in connection with a mandatory conversion or who convert their notes on a conversion date on which the last reported sales price of the Common Stock exceeds the then applicable conversion price are, under certain circumstances, entitled to an increase in the conversion rate.

The Company may not redeem the New Notes prior to the maturity date. Upon a fundamental change (as defined in the Indenture), subject to certain exceptions, the holders may require that the Company repurchases some or all of their New Notes for cash at a repurchase price equal to 100% of the principal amount of the New Notes being repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

This press release is neither an offer to sell nor a solicitation of an offer to buy the New Notes or the Common Stock nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements concerning Sequenom’s expectations, anticipations, intentions, beliefs or strategies regarding the proposed exchange transactions and the expected closing date for the proposed exchange transactions. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Sequenom files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Sequenom’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Sequenom on a consolidated basis to differ materially from those contained in our forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sequenom undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

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